Exhibit 10.1

MOTORCAR PARTS OF AMERICA, INC.

OPTION PURCHASE AGREEMENT

THIS OPTION PURCHASE AGREEMENT (the “Agreement”) is made between Motorcar Parts of America, Inc., a New York corporation (the “Company”), and Selwyn Joffe (the “Holder”), as of October 9, 2013 (the “Effective Date”).

RECITALS

A.            The Company and the Holder are parties to that certain stock option agreement, dated as of January 14, 2004, pursuant to which the Company granted to the Holder an option to purchase 100,000 shares of the common stock, $0.01 par value per share, of the Company (the “Common Stock”), with an exercise price of $6.345 per share (the “Option”).

B.            The Company and the Holder agree that the Company shall purchase from the Holder, and the Holder shall sell to the Company, the Option at the Purchase Price and pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE OF THE OPTION

Section 1.1        Purchase of the Option.  The Holder sells, conveys, transfers, assigns, and delivers to the Company, and the Company hereby purchases from the Holder, the Option (the “Purchase”).  As consideration for the Purchase, the Company agrees to pay to the Holder the Purchase Price (as defined below) promptly following the Effective Date through the Company’s payroll system in accordance with its usual practices, subject to the terms and conditions of this Agreement.  The Purchase Price shall be subject to withholding by the Company of all amounts which the Company is required to withhold under federal, state and local tax law.

Section 1.2         Representations by the Holder.  In connection with the Purchase, the Holder represents and warrants to the Company as follows:

(a)            Authorization of Transaction.  The Holder has the full, absolute and unrestricted right, power and authority to enter into this Agreement.  The performance by the Holder of his obligations and duties hereunder does not and will not violate any agreement to which the Holder is a party or by which the Holder is otherwise bound.

(b)            No Action.  There are no actions, proceedings or investigations pending or, to the Holder’s knowledge, threatened against or involving the Holder, the Option or the 100,000 shares of Common Stock underlying the Option (collectively, the “Shares”), in any case, that question the Purchase or would prevent the consummation thereof.

(c)            Access to Information.  The Holder is aware of the Company’s business affairs and financial condition and has received all information that he considers necessary or appropriate about the Company and the Purchase to reach an informed and knowledgeable decision to enter into the Purchase.

(d)        Experience.  The Holder hereby represents and warrants that the Holder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of entering into the Purchase.

(e)            Tax Liability.  The Holder has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of the Purchase.  The Holder has relied solely on such advisors and not on any statements or representations of the Company or any of its agents for the federal, state, local and foreign tax consequences to the Holder that may result from the Purchase.  The Holder understands that he (and not the Company) shall be responsible for any tax liability of the Holder that may arise as a result of the Purchase.

(f)             Acknowledgement.  The Holder acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has not relied upon any representations made by the Company (other than those contained herein) in making his decision with respect to the Purchase.

(g)            Further Assurances.  The Holder covenants to make, execute, acknowledge and deliver all such other instruments, certificates, letters and other writings and amendments to this Agreement, and, in general, to take such further action as the Company, in its sole and absolute discretion, may consider necessary or proper in connection with or to carry out the Purchase.

(h)            Release.  From and after the Purchase, the Holder, on behalf of himself and his successors and assigns, hereby releases the Company, its officers, directors, stockholders, employees, affiliates, representatives and agents from any and all claims, demands, and causes of action of any kind whatsoever, whether or not now known, suspected or claimed, which the Holder ever had, now has, or claims to have had arising exclusively out of the Purchase.  Subject to the limited scope of this release, this release applies and extends to all rights, causes of action, or claims asserted, or which could have been asserted, by the Holder as of the date of this Agreement, irrespective of the theory of recovery that could have been asserted.

Section 1.3         Certain Definitions.  As used in this Agreement, the following terms have the following respective meanings:

“Purchase Price” means an aggregate amount equal to $626,500, which is equal to (A) the Market Price less (B) $6.345, the per share exercise price, multiplied (C) by 100,000 (representing the Shares) and less (D) a $5,000 administrative fee.

“Market Price” means $12.66, the closing price for the Common Stock on the Nasdaq Global Market on September 27, 2013.

ARTICLE II

MISCELLANEOUS

Section 2.1         Governing Law; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York excluding that body of law pertaining to conflicts of law.  Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

Section 2.2         Assignment; Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.  This Agreement shall be binding on the parties hereto, and their respective successors and assigns, and may not be amended, modified or supplemented in any manner, except by an instrument in writing signed on behalf of each party hereto.

Section 2.3         Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto and any such prior agreement of the parties hereto in respect of the subject matter contained therein is hereby terminated and canceled.

Section 2.4         Counterparts; Electronic and Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered electronically (including by transmission of .pdf files) and by facsimile and, upon such delivery, such signatures will be deemed to have the same effect as if the original signature had been delivered to the other party.

Section 2.5         Further Assurances.  At any time and from time to time after the date of this Agreement, each of the Company and the Holder, at its own cost and expense, in good faith and in a timely manner, shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Agreement and to give effect to the consummation of the transactions contemplated herein.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

THE HOLDER:

/s/ Selwyn Joffe
Selwyn Joffe

THE COMPANY:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Michael M. Umansky
Name: Michael M. Umansky
Title: Vice President and General Counsel

[Signature Page to Option Purchase Agreement]